Exhibit 10-B

FORD MOTOR COMPANY

Executive Separation Allowance Plan

(As amended through January 1, 2005
for Separations on or after January 1, 1981)

      Section 1. Introductory. This Plan has been established for the purpose of providing Leadership Level One or Two Employees with an Executive Separation Allowance in the event of their separation from employment with the Company under certain circumstances. The Plan is an expression of the Company’s present policy with respect to separation allowances for Leadership Level One or Two Employees who meet the eligibility requirements set forth below; it is not a part of any contract of employment and no employee or other person shall have any legal or other right to any Executive Separation Allowance. The Company reserves the right to terminate, amend or modify the Plan, in whole or in part, at any time without notice.

      Section 2. Eligibility. Each Leadership Level One or Two Employee who is being separated from employment with the approval of the Company and who

(1)	has at least five years’ service at the Leadership Level One or Two level, or its equivalent;

(2)	has at least ten years of contributory membership under the General Retirement Plan;

(3)	is at least 55 years of age; and

(4)	has applied for early retirement at the employee’s option

shall be eligible to receive an Executive Separation Allowance as provided herein. The Eligible Surviving Spouse of a Leadership Level One or Two Employee who (i) has not separated from employment with the Company, (ii) meets the eligibility conditions set forth in subsections (1) through (3) of this Section 2, and (iii) dies on or after January 1, 1981 shall be eligible to receive the Executive Separation Allowance that the Eligible Surviving Spouse of a deceased employee would have been eligible to receive if such employee had separated from employment with the approval of the Company and retired on the date of the employee’s death.

      The eligibility conditions set forth in subsections (1) and (2) of Section 2 may be waived by the Chairman of the Board or the President except in the case of a Leadership Level One or Two Employee who has not separated from employment with the Company.

      Section 3. Calculation of Amount.

      A. Base Monthly Salary. For purposes of the Plan, the “Base Monthly Salary” of a Leadership Level One or Two Employee shall be the highest monthly base salary rate of such employee during the employee’s 12 months of service immediately preceding separation from employment with the Company, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, (i) to which Section 125 or Section 402(e)(3) of the Internal Revenue Code of 1986, as amended, applies or (ii) which provides for the elective deferral of compensation. It shall not include supplemental compensation or any other kind of extra or additional compensation.

      B. Amount of Executive Separation Allowance. Subject to any limitation in other provisions of the Plan, the gross monthly amount of the Executive Separation Allowance of an Eligible Leadership Level One or Two Employee under Section 2 above shall be such employee’s Base Monthly Salary multiplied by a percentage, not to exceed 60%, equal to the sum of (i) 15%, (ii) five tenths of one percent (.5%) for each month (or fraction thereof) that such employee’s age at separation exceeds 55, not to exceed thirty percent (30%), and (iii) one percent (1%) for each year of such employee’s service in excess of 15, prorated for fractions of a year.

      The gross amount for any month shall be reduced by any payments paid or payable for such month to the Eligible Leadership Level One or Two Employee, the employee’s surviving spouse, contingent annuitant, or other beneficiary under the General Retirement Plan or any other private retirement plan, other than the Supplemental Executive Retirement Plan, to which the Company or its subsidiaries shall have contributed.

      Section 4. Payments. Executive Separation Allowance payments, in the net amount determined in accordance with Section 3B above, shall be made monthly. Payments to an Eligible Leadership Level One or Two Employee shall cease at the end of the month in which such employee attains age 65 or dies, whichever occurs first. In the event of death of an Eligible Leadership Level One or Two Employee prior to such employee attaining age 65, or in the event of death on or after January 1, 1981 of a Leadership Level One or Two Employee whose Eligible Surviving Spouse meets the eligibility conditions set forth in Section 2 for payments hereunder, payments shall be made to such employee’s Eligible Surviving Spouse, if any, until the death of such spouse or, if earlier, until the end of the month in which the Leadership Level One or Two Employee would have attained age 65.

      Anything herein contained to the contrary notwithstanding, the right of any Eligible Leadership Level One or Two Employee to receive an installment of Executive Separation Allowance hereunder for any month shall accrue only if, during the entire period from the date of such employee’s separation to the end of such month, such employee shall have earned out such installment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof.

      In the event of an Eligible Leadership Level One or Two Employee’s nonfulfillment of the condition set forth in the immediately preceding paragraph, no further installment shall be paid to such employee; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of the employee’s employment) be waived in the following manner:

      (1) with respect to any such employee who at any time shall have been a member of the Board of Directors, a Vice President, the Treasurer, the Controller or the Secretary of the Company, such waiver may be granted by the Compensation and Option Committee upon its determination that in its sole judgment there shall have not been and will not be any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition; and

      (2) with respect to any other such employee, such waiver may be granted by the Annual Incentive Compensation Committee (or any committee appointed by it for the purpose) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

      Anything herein contained to the contrary notwithstanding, Executive Separation Allowance payments shall not be paid to or with respect to any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of the employee’s employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by (i) the Compensation and Option Committee with respect to any Leadership Level One Employee who at any time shall have been a member of the Board of Directors, an Executive Vice President, a Vice President, the Treasurer, the Controller or the Secretary of the Company, and (ii) the Annual Incentive Compensation Committee with respect to any other Leadership Level One or Two Employee, and shall apply to any amounts payable after the date of the applicable Committee’s action hereunder, regardless of whether the person has commenced receiving Executive Separation Allowance. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof shall be governed by the four immediately preceding paragraphs of this Section 4 and shall not be subject to any determination under this paragraph.

      Any Executive Separation Allowance payments resumed after reemployment with the Company under Section 6A or employment with a Subsidiary of the Company under Section 6B shall be paid on the basis of the percentage of Base Monthly Salary applicable at the time of the initial determination under Section 3B.

      Section 5. Deductions. The Company may deduct from any payment of Executive Separation Allowance to an Eligible Leadership Level 1 or 2 Employee or such employee’s Eligible Surviving Spouse all amounts owing to it by such employee for any reason, and all taxes required by law or government regulation to be deducted or withheld.

      Section 6A. Person Reemployed by the Company. In the event an employee who shall have been separated from employment with the Company under circumstances that would make the employee eligible to receive an Executive Separation Allowance shall be reemployed by the Company before the employee shall have received payment of the full amount of the employee’s Executive Separation Allowance, no further allowance shall be paid during such period of reemployment.

      Section 6B. Person Employed by a Subsidiary. In the event an employee who shall have been separated from employment with the Company under circumstances that would make the employee eligible to receive an Executive Separation Allowance shall be employed by a Subsidiary of the Company before the employee shall have received payment of the full amount of the employee’s Executive Separation Allowance, no further allowance shall be paid during such period of employment.

      Section 7. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:

“Affiliate” shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

“Company” shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

“Eligible Leadership Level One or Two Employee” shall mean a Leadership Level One or Two Employee who meets the eligibility criteria set forth in Section 2, or for periods prior to January 1, 2000, shall mean an Executive Roll Employee who meets the eligibility criteria set forth in Section 2.

“Eligible Surviving Spouse” shall mean a spouse to whom a Leadership Level One or Two Employee has been married at least one year at the date of the employee’s death.

“Leadership Level One or Two Employee” shall mean an employee of the Company (but for periods prior to July 1, 1996, excluding a Company employee who is an employee of Jaguar Cars, a division of the Company) who is assigned to the Leadership Level One or Two, or its equivalent, as such term is defined in the Employee Relations Administration Manual as from time to time constituted.

“Service” shall mean an eligible employee’s years of service (including fractions of years) used in determining eligibility for an early retirement benefit under the Ford Motor Company General Retirement Plan.

      “Subsidiary” shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

      Section 8. Administration and Interpretation. Except as the committees specified in Section 4 and the Chairman of the Board and the President are authorized to administer the Plan in certain respects, the Vice-President — Human Resources shall have full power and authority on behalf of the Company to administer and interpret the Plan. In the event of a change in a designated officer’s title, the officer or officers with functional responsibility for executive separation allowance plans shall have the power and authority to administer and interpret the Plan. All decisions with respect to the administration and interpretation of the Plan shall be final and shall be binding upon all persons.

      Section 9. Visteon Corporation. The following shall be applicable to employees of Ford who were transferred to Visteon Corporation on April 1, 2000 (“U.S. Visteon Employees”) and who ceased active participation in the Plan as of June 30, 2000 after Visteon Corporation was spun-off from Ford, June 28, 2000.

      (a) Group I and Group II Employees.

      For purposes of this paragraph, a “Group I Employee” shall mean a U.S. Visteon Employee who as of July 1, 2000 was eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000. A “Group II Employee” shall mean a U.S. Visteon Employee who (i) was not a Group I Employee; (ii) had as of July 1, 2000 a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000 within the period after July 1, 2000 equal to the employee’s Ford service as of July 1, 2000. A Group I or Group II Employee shall retain eligibility to receive an Executive Separation Allowance and shall receive such benefits as are applicable under the terms of the Plan in effect on the retirement date, based on meeting the minimum Leadership Level required for eligibility for such benefits as of July 1, 2000, service as of July 1, 2000, and the Base Monthly Salary as of the retirement date.

      (b) Group III Employees.

      For purposes of this paragraph, a “Group III Employee” shall mean a U.S. Visteon Employee who participated in the GRP prior to July 1, 2000 other than a Group I or Group II Employee. The Plan shall have no liability for any Executive Separation Allowance payable to Group III Employees who were otherwise eligible hereunder with respect to service prior to July 1, 2000 on or after July 1, 2000.

      Section 10. Miscellaneous. Notwithstanding anything contained in the Plan to the contrary, no otherwise permissible distribution is allowed that would trigger taxation of any amount under section 409(A) of the Internal Revenue Code of 1986, as amended.